     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 26, 2023, accompanying the financial statements of Insured Municipals Income Trust, Series 705 (included in Invesco Unit Trusts, Municipal Series 1332) as of February 28, 2023, and for each of the three years in the period ended February 28, 2023, and the financial highlights for the period from March 19, 2019 (date of deposit) through February 29, 2020 and for each of the three years in the period ended February 28, 2023, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-227976) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 26, 2023